Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Tribune Publishing Company, LLC (the “Company”), a Delaware limited liability company, and Denise Warren (“Employee”), an individual. In consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged by both parties, the Company agrees to employ Employee and Employee agrees to accept employment with the Company upon the terms and conditions set forth herein.

1.    EMPLOYMENT TERM.

The term of Employee’s employment hereunder shall commence on June 15, 2015 (the “Effective Date”) and, unless terminated pursuant to Section 8 below, shall continue through June 14, 2018 (the “Employment Term”).

2.    FREEDOM TO ENTER INTO THIS AGREEMENT.

Employee represents and covenants that: (a) the execution, delivery and performance of this Agreement by her does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound; and (b) Employee is not a party to or bound by any employment agreement, noncompetition agreement, non-solicitation agreement, confidentiality agreement or other agreement or obligation with any other person or entity that would in any way restrict or otherwise affect her performance of this Agreement.

3.    TITLE AND EMPLOYMENT DUTIES.

During the Employment Term and subject to the terms of this Agreement:

(a) Employee’s title will be CEO, East Coast Publishing, President of Digital for Tribune Publishing Company (“Tribune”) and EVP of Tribune. East Coast Publishing currently includes the following newspaper groups: The Daily Press, LLC; The Morning Call, LLC; Orlando Sentinel Communications Company, LLC; Sun-Sentinel Company, LLC; The Baltimore Sun Company, LLC; The Hartford Courant Company, LLC.  Employee will have such duties and responsibilities as are customarily exercised by someone serving in such a capacity as well as such other duties commensurate with her title and position as the Company may reasonably assign her from time to time. Within the overall annual budget approved for the Company, as the same may be amended from time to time, in the ordinary course of business and subject to applicable Company policy, Employee will have the authority to direct and redirect expenditures within each business for which she serves as CEO and President.

(b) Employee agrees to devote substantially all of her full business time, attention, and energies to the business of the Company and further agrees that she will perform her duties in a diligent, lawful and trustworthy manner, that she will act in accordance with her title and responsibilities and otherwise conduct herself in accordance with the written business and employee policies and practices of the Company as applicable. Notwithstanding anything contained in this Agreement to the contrary, Employee shall be permitted to continue to serve (i) as a member of the Board of Directors of Electronic Arts and (ii) as a member of any other Board of Directors so long as her service on any such other Board of Directors is approved in advance by the Company’s Board of Directors (said approval will not be unreasonably denied or delayed) and that her service does not interfere or create any conflict with her duties and responsibilities under this Agreement.

(c) Employee shall report to the CEO of Tribune (“Tribune CEO”). Employee will be based in and will work out of the Company’s New York City office.

4.    COMPENSATION.

During the Employment Term and subject to the terms of this Agreement:

(a) For the services rendered by Employee under this Agreement, the Company will pay Employee a gross base salary of six hundred twenty-five thousand dollars ($625,000) per annum (the “Base Salary”). Employee’s Base Salary shall be payable, less all authorized or required deductions, in accordance with the Company’s then-effective payroll practices. Employee’s Base Salary will be reviewed annually and may be increased (but not decreased) as determined by the Company, such increases to be given, if given, in the discretion of the Company.

(b) Subject to Section 8 below, Employee shall have the opportunity to earn a discretionary annual management incentive bonus (“Annual Bonus”), with a target bonus opportunity of one hundred percent (100%) of her Base Salary (the “Target Bonus”), under a bonus plan to be established in good faith by the Company, based upon the achievement of both reasonably attainable annual Company and individual performance objectives as established by the Company. The Annual Bonus payable for any calendar year shall be paid, if paid, less all required or authorized deductions, in the following calendar year at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments, but no later than ten (10) days after the Company files the 10-K for the applicable calendar year. For the year 2015, Employee is guaranteed an Annual Bonus (the “Guaranteed Bonus”) of no less than seventy five percent (75%) of the Target Bonus, pro-rated for the period of her employment in 2015, to be paid in calendar year 2016 no later than ten (10) days after the Company files the 10-K for 2015.

(c) As soon as reasonably practicable following commencement of employment with respect to calendar year 2015, and for each of calendar year 2016 and calendar year 2017 that occurs during the Employment Term, Employee shall be granted a combination of restricted stock units (“RSUs”) and nonqualified stock options (“Options”) in Tribune Publishing Company, valued in accordance with Black-Scholes or similar option-pricing model, such awards having an aggregate fair value equal to five hundred and fifty thousand dollars ($550,000) based on the fair market value (the “FMV”) of the Company’s common stock on the date of grant.  The equity award each year shall be divided among the two types of awards as follows:  RSUs – 50% and Options – 50%.  Each grant of Options and RSUs shall vest in equal annual installments over four (4) years and the grant and vesting schedule will be on terms no less favorable than that of other senior executive officers of the Company. The RSUs and Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by the Company. Except as specifically provided otherwise in the grant agreement, if at all, all unvested Options and RSUs shall terminate immediately upon termination of Employee’s employment for any reason and all vested Options shall terminate immediately upon termination of Employee’s employment by the Company with Cause, as defined below.

5.    BENEFITS.

(a) While employed by the Company, Employee shall be entitled to participate in the benefit plans and programs (including without limitation such medical, dental, vision, life, disability, retirement and other health and welfare plans), as the Company may have or establish from time to time for its employees in which Employee would be entitled to participate pursuant to their then-existing terms, in accordance with the terms and requirements of such plans. The foregoing, however, is not intended and shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits Employee may be entitled to while employed by the Company shall be based upon her Base Salary and not upon any bonus, incentive or equity compensation due, payable, or paid to Employee, except where, if at all, the benefit plan provides otherwise.

(b) Employee will be eligible to receive five weeks (25 days) of paid vacation per calendar year, pro-rated for partial years, to be scheduled and approved in advance and taken in accordance with the Company’s policies and practices.

6.    BUSINESS EXPENSES.

During the Employment Term, the Company shall reimburse Employee for reasonable travel and other expenses incurred in the performance of her duties hereunder as are customarily reimbursed to employees in accordance with the then-applicable expense reimbursement policies of Company.

7.    RESTRICTIVE AGREEMENTS.

(a) During her employment with the Company (whether or not such employment continues beyond the Employment Term), Employee agrees that, except with respect to (x) serving as a member of the board of directors of Electronic Arts, or (y) serving as a member of another board of director approved in advance in accordance with Section 3(b) above, her employment is on an exclusive basis and that she: i) will not engage in any activity which is in conflict with her duties and obligations hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage; and ii) will not engage in any other activities which could harm the business or reputation of the Company or any of its affiliates.

(b) Employee agrees that during her employment with the Company and for the earlier of (x) twelve (12) months after the date on which her employment with the Company ends for any or no reason (whether terminated by her or by the Company) or (y) June 14, 2019, except as required in the performance of her duties for the Company, she will not: i) employ, either directly or indirectly, any person previously employed by the Company or any of its affiliates, with whom the Employee interacted with on a regular basis, unless at such time such person is not then and has not been employed by the Company or any of its subsidiaries, business units, or other affiliates for at least six (6) months, or in any way solicit, entice, persuade or induce, either directly or indirectly, any such person to terminate or refrain from renewing or extending their employment with the Company or any of its subsidiaries, business units, or other affiliates; or ii) intentionally interfere with the relationship of the Company with any person or entity who or which is a customer, client, supplier, developer, subcontractor, licensee or licensor or other business relation of the Company, or assist any other person or entity in doing so; provided, however, a solicitation pursuant to general recruitment advertising or use of recruitment firms, in each case, that is not specifically directed at Company personnel, and hiring individuals who respond to such solicitations, shall not be deemed to be a violation of this Agreement.

(c) As a consequence of her employment by the Company, Employee will be privy to the highest level of confidential and proprietary business information of the Company and its affiliates, not generally known by the public or within the industry and which, thereby, gives the Company and its affiliates a competitive advantage and which has been the subject of reasonable efforts by the Company and its affiliates to maintain such confidentiality. Except as required by law or as expressly authorized by the Company in furtherance of her employment duties, Employee shall not at any time, during her employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” as used in this Agreement, includes all non-public confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Employee in the course of her employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Company employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include (i) information that lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through Employee’s breach of this Agreement or breach by any person of some other obligation or (ii) information the Employee learns from a third party who is not under an obligation of confidence to the Company. Nothing herein prohibits Employee from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction, provided that Employee shall first promptly notify the Company if she receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

(d) Employee hereby acknowledges and agrees that the Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation all copyrights, trademarks, service marks, trade names, slogans, inventions (whether patentable or not), patents, trade secrets and other intellectual property and/or proprietary rights therein, including without limitation all rights to sue for infringement thereof (collectively, “IP Rights”). The Company’s right, title and interest in and to the Works includes, without limitation, the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, the right to modify and create derivative works of or from the Works without any payment of any kind to Employee, and the right to exclusively register or record any IP Rights in the Works in the Company’s name. Employee agrees that all Works shall be "works made for hire" for the Company as that term is defined in the copyright laws of the United States or other applicable laws. To the extent that any of the Works is determined not to constitute a work made for hire, or if any rights in any of the Works do not accrue to the Company as a work made for hire, Employee agrees that her signature on this Agreement constitutes an assignment (without any further consideration) to the Company of any and all of Employee’s respective IP Rights and other rights, title and interest in and to any and all Works. “Works” means any inventions, invention disclosures, developments, improvements, trade secrets, brands, logos, drawings, trademarks, service marks, trade names, documents, memoranda, data, software programs, object code, source code, ideas, original works of authorship, or other information that Employee conceives, creates, develops, discovers, makes or acquires, in whole or in part, either solely or jointly with another or others, during or pursuant to the course of her employment by the Company or its affiliates, and that relate directly or indirectly to the Company or any of its affiliates or their respective businesses, or to the Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, and that are made through the use of any of the Company’s or any of its affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for the Company or any of its affiliates, or that is based on any information of, or provided to her by, the Company or any of its affiliates. Employee hereby is and has been notified by the Company, and understands that the foregoing provisions of this Section 7(d) do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its affiliates was used and which was developed entirely on her own time, unless: (a) the invention relates at the time of conception or reduction to practice (i) to the business of the Company or any of its affiliates or (ii) to the Company’s or any of its affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by Employee for the Company or any of its affiliates.

(e) It is mutually agreed and stipulated between Employee and the Company that the covenants set forth in Section 7(a) through 7(d) of this Agreement are necessary to protect the legitimate business interests of the Company and its affiliates and are reasonable, including without limitation in time and scope.

(f) The amount of actual or potential damages resulting from Employee’s breach of any provision of Section 7(a) through 7(d) of this Agreement will be inherently difficult to determine with precision and, further, any breach could not be reasonably or adequately compensated in money damages. Accordingly, any breach by Employee of any provision of Section 7(a) through 7(d) of this Agreement will result in immediate and irreparable injury and harm to the Company and its affiliates for which the Company and its affiliates will have no adequate remedy at law. The Company and/or its affiliates, thus, will be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security. The Company’s and/or its affiliates’ resort to such equitable relief will not waive any other rights that any of them may have to damages or other relief, and the Company and/or its affiliates shall be entitled to reasonable attorney’s fees and costs incurred in pursuing such an action should any of them prevail.

8.    TERMINATION/POST-TERMINATION PAYMENTS.

(a) This Agreement, except for Section 7(d) above, will automatically terminate if Employee dies. In such case, the benefits available to her estate, heirs and beneficiaries shall be determined in accordance with the applicable benefit plans and programs then in effect, and the Company shall not have any further obligations under this Agreement. This Agreement, except for Section 7(d) above, will not survive Employee’s death, and will not inure to the benefit of her heirs, assigns and/or designated beneficiaries.

(b) The Company may terminate Employee’s employment at any time during the Employment Term for “Cause.” “Cause” shall be determined by the Company in its unfettered good faith discretion, but shall mean the occurrence of any one or more of the following (it being acknowledged and agreed that a Disability of the Employee shall not be deemed to be Cause):

(i) a material failure by Employee to perform her duties of employment in a manner reasonably satisfactory to the Company after having been notified in writing of such specific performance deficiencies and having not less than thirty (30) days to correct the deficiencies;
(ii) failure or refusal to implement or follow reasonable and lawful directives of the Company, if such breach is not cured (if curable) within 20 days after written notice thereof to the Employee by the Company;
(iii) a material breach of any material provisions of this Agreement, or a material violation of the then existing policies, procedures or rules of the Company, as applicable, if such breach is not cured (if curable) within 20 days after written notice thereof to the Employee by the Company;
(iv) the commission of an act of fraud, embezzlement, theft, material misappropriation (whether or not related to employment with the Company) or the commission of or nolo contendere or guilty plea to any felony; or
(v) intentional misconduct materially injurious to the Company, its affiliates or subsidiaries, either monetarily or otherwise.

(c)(1) The Company may terminate Employee’s employment, at any time, other than for Cause as defined above. (2) Employee may terminate her employment at any time during the Employment Term with or without “Good Reason.” “Good Reason” means, without Employee’s prior written consent, one or more of the following events: (a) a reduction in the Base Salary or a reduction in the Target Bonus; (b) a material failure by the Company to pay in accordance with the terms of this Agreement; (c) a material diminution or adverse change in Employee’s duties, authority, responsibilities, reporting line, title or positions including a sale of all or substantially all of the East Coast Publishing newspaper groups; (d) a Change in Control; provided, however, that prior to resigning for Good Reason, Employee shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following her knowledge of such facts and circumstances or with respect to a Change in Control, not more than five (5) days following the occurrence of a Change in Control), and, if curable (with the understanding that the occurrence of a Change in Control is not curable), the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then Employee shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include Employee’s date of termination of employment (which, except as set forth in the preceding sentence or in the event of a Change in Control, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter and which, in the case of a Change in Control, shall be within ten (10) days following the effective date of the Change in Control).

(d) If the Company terminates Employee’s employment other than for Cause as defined above or if Employee resigns for Good Reason during (and not after) the Employment Term, the Company will provide her within twenty (20) days after the date on which Employee’s employment terminates with a Waiver and General Release in the form attached as Exhibit B hereto (the “Waiver”) of any and all legally-waivable claims against the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned); and the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed above, and provided that on or within twenty one (21) days after the date on which Employee receives the Waiver or such longer period as may be applicable under the ADEA, Employee: i) signs, dates and returns the Waiver to the Company; and ii) does not revoke the Waiver in accordance with its terms, the Company will, as liquidated damages (“Liquidated Damages”), pay (or commence paying as the case may be) Employee on the first payroll date following the sixtieth (60th) day after the Employee is terminated or resigns (i) twelve (12) months of her Base Salary, less all required or authorized deductions, said payments to be made in bi-weekly installments (such period, the “Severance Period”), (ii) the Guaranteed Bonus to the extent not yet paid, (iii) any unpaid Annual Bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, (iv) a pro-rata amount of the Annual Bonus based on actual performance with respect to the calendar year of termination of employment, based on the number of days worked in such calendar year, said payment to be made at the time and in the same manner as other senior executive officers of the company, (v) accelerated vesting of all outstanding unvested equity awards granted under Section 4(c) prior to the date of termination that would have vested in the ordinary course over the one (1) year period following such termination and (vi) to the extent Employee elects COBRA and to the extent that the payments within this sentence do not cause the Company to incur penalties or an additional expense beyond the payments themselves, the Company shall pay the employee an amount equal to the full COBRA premium minus the amount of contributions paid by other comparable employees of the Company. Employee shall be under no duty to mitigate damages hereunder.

(e) The parties expressly agree that the Company’s payment of Liquidated Damages pursuant to Section 8(d) above precludes Employee from eligibility for or entitlement to any and all other damages, including but not limited to compensation, benefits or perquisites, subject to any benefits that may be vested under the terms of applicable benefit plans in which she participates. Notwithstanding any other provision of this Agreement, Employee shall not participate in or be eligible under (and Employee hereby waives participation in) any other severance or severance-related plan or program of the Company or any of its affiliates in effect at any time (whether her employment terminates or is terminated with or without Cause during the Employment Term).
9.    CODE SECTIONS 409A AND 280G.

(a) It is intended that any amounts and benefits payable under this Agreement, including the Options and RSUs, will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties. All references in this Agreement to Employee’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. Any reimbursement payable to Employee pursuant to this Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Employee in accordance with Company practices following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Notwithstanding any other provision in this Agreement, if on the date of Employee’s separation from service (as defined in Section 409A of the Code) (i) the Company or any member of its controlled group under Section 414(b) or (c) of the Code is a publicly traded corporation and (ii) Employee is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Employee’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the month following the six (6) month anniversary of Employee’s separation from service or (y) the date of Employee’s death.

(b) Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Employee by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received the entire amount of such Total Payments. The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be determined by an accounting firm selected by the Employee and the Company, shall be paid for by the Company, and shall be final and binding upon the Employee and the Company.

10.    NOTICES.

Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to Tribune Publishing Company, LLC, c/o Chief Executive Officer, 435 N. Michigan Avenue, Chicago, IL 60611; and (b) if to Employee, to her last known home address in the Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service with proof of delivery, and shall be effective upon personal delivery, upon the fourth (4th) day after mailing by certified mail, or upon the second (2nd) day after sending by express courier service.

11.    COMPANY PROPERTY

Except as required in furtherance of Employee’s employment, Employee will not remove from the Company’s premises any property of the Company or its affiliates, including without limitation any documents or things containing any Confidential Information, computer programs and drives or storage devices of any kind (portable or otherwise), files, forms, notes, records, charts, or any copies thereof (collectively, "Property"). Upon any termination at any time by either party of Employee's employment for any or no reason, Employee shall return to the Company, and shall not alter, delete or destroy, any and all Property, including without limitation any and all laptops and other computer equipment, iPhones, iPads, laptops, blackberries and similar devices, cellphones, credit cards, keys and other access cards, and electronic and hardcopy files.

12.    NONDISPARAGEMENT.

Each of (i) the Company entity (limited to official Company statements or press releases and specifically excluding any statements made by individual employees) and (ii) Employee agrees that they will not, at any time during Employee’s employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter take (directly or indirectly, individually or in concert with others) any actions or make any communications calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon the reputation, goodwill, or standing in the community of the other, or any of their respective subsidiaries, business units, other affiliates, officers, directors, employees and/or agents, provided that nothing herein shall prohibit either party from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

13.    ASSIGNMENT.

This is an Agreement for the performance of personal services by Employee and may not be assigned by Employee. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company, or its subsidiaries, business units, or other affiliates and its/their respective legal successors; and (b) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company.

14.        GOVERNING LAW; INTERPRETATION OF THE AGREEMENT.

This Agreement shall be construed and interpreted in accordance with the laws of the State of New York (without giving effect to the choice of law principles thereof). Employee and the Company acknowledge that each party had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement's provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against either party. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided in boldface are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement.

15.	COMPLETE AGREEMENT.

This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said parties regarding such matters, including without limitation concerning Employee’s compensation arrangements or other terms and conditions of employment (if any), and any actual or alleged prior employment agreements with or involving the Company or any of its affiliates. This Agreement cannot be amended, modified, supplemented or altered except by written amendment signed by Employee and the Chief Executive Officer of the Company.

16.    SEVERABILITY/REFORMATION.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such provision be deemed modified or limited so that, as modified or limited, such provision may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (notwithstanding any attempted modification or limitation pursuant to the preceding sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
17.    SURVIVAL.

Except as provided in Section 8(a) above, the provisions of Section 2 and of Sections 7 through 17 (inclusive) of this Agreement shall survive any expiration of the Employment Term and any termination of Employee’s employment at any time (whether during or after the Employment Term) by either party with or without Cause, and shall not be limited or discharged by any alleged breach or misconduct on the part of the Company.

18.    INDEMNIFICATION.

Employee will be entitled to indemnification and prompt advancement of legal fees, costs, and expenses, on the same terms as indemnification and advancement are made available to other senior executives of Tribune, whether through the Company’s by-laws, certificate of incorporation, or otherwise. During the Employment Term, Employee shall be entitled to the same directors’ and officers’ liability insurance coverage that Tribune provides generally to its directors and officers, as may be altered from time to time for such directors and officers.

19.    MISCELLANEOUS.

This Agreement may be executed in two or more counterparts, or by facsimile transmission, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

DENISE WARREN	TRIBUNE PUBLISHING COMPANY, LLC

_/s/ Denise Warren________ _/s/ Jack Griffin__________________
Jack Griffin, CEO

Date: __5/5____________, 2015	Date: __May 6___________, 2015

EXHIBIT A

“Change in Control” means the occurrence of any of the following events:
(a)    Consummation of a merger, consolidation, or other reorganization of the Company (“Business Combination”), sale of securities representing a majority of the voting equity securities of the Company in a tender offer, equity placement, or other transaction, or the sale of all or substantially all of the Company’s business and/or assets as an entirety to (“Sale”), one or more entities that are not subsidiaries or affiliates of the Company, unless immediately following such Business Combination or Sale, (i) 50% or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if a Sale, the ultimate parent entity that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the outstanding common voting securities of the Company, as applicable, that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the outstanding common voting securities of Tribune or the Company, as applicable, were converted or exchanged pursuant to such Business Combination or Sale), (ii) no Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale), and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale) following the consummation of the Business Combination or Sale were members of the board of directors (or the analogous governing body) at the time of such board’s approval of the execution of the definitive agreement providing for such Business Combination or Sale or recommendation or approval of such tender offer, equity placement, or other transaction (terms capitalized but not otherwise defined in this subsection (a) of this Exhibit A have the meaning set forth in Tribune’s 2014 Omnibus Incentive Plan); or
(b)    Individuals who on June 15, 2015 constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by Tribune’s stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors on June 15, 2015 (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

EXHIBIT B
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) is entered into voluntarily by and between Denise Warren, on behalf of herself, her agents, assignees, successors, heirs, executors, administrators, beneficiaries, trustees, and personal and legal representatives (collectively, “Employee”) and Tribune Publishing Company, LLC (the “Company”).

WHEREAS, Employee is employed as CEO, East Coast Publishing, President of Digital for Tribune Publishing Company (“Tribune”) and EVP of Tribune pursuant to that certain Employment Agreement by and between the Company and you dated __________ __, 2015 (the "Employment Agreement"); and

WHEREAS, Employee and the Company wish to enter into this Agreement to set forth the terms of Employee’s separation from employment with the Company, her agreement to adhere to certain restrictive covenants following her separation and her release of all claims to the date of this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1.	Separation from Employment.

Employee’s employment with the Company shall terminate effective as of the close of business on _________ __, 201_ (the “Separation Date”). Employee is hereby removed effective as of the Separation Date from any and all officer position(s) that she held or may have held with the Company or any of its affiliates. Employee hereby voluntarily resigns, effective as of the Separation Date, from any and all director position(s), if any, that she holds or may hold with the Company or any affiliate of the Company, and the Company (on behalf of itself and its affiliates) hereby accepts all such resignations. After the Separation Date, Employee shall not enter into, have the authority to enter into, or hold herself out as having the authority to enter into, any transaction, contract or other obligation of any kind on behalf of the Company or any of its affiliates.

2. Payments and Benefits

Subject to the terms of this Agreement, and provided that Employee (i) signs and returns this Agreement to the Company within twenty one (21) days after her receipt of this Agreement or within five (5) business days after the Separation Date, whichever is later

(but in no event prior to the Separation Date), (ii) complies with this Agreement’s terms and (iii) does not revoke it in accordance with Section 5 below, the Company shall pay Employee severance, and shall provide Employee the benefits, in each case as set forth in Section 8(d) of the Employment Agreement.

3. Unpaid Salary and Expenses.

Regardless of whether Employee executes this Agreement, the Company will: (a) pay Employee for any earned but unpaid salary through the Separation Date, and for any earned and unused vacation as of the Separation Date, as determined by the Company in a manner consistent with its customary practices and in accordance with applicable law, in each case less any required or authorized withholding and deductions, on or before the next regularly scheduled Company payroll date following the Separation Date or as required by applicable law, and, if Employee has been advanced vacation pay by the Company, the Company will waive the collection or return of any such advanced vacation pay; and (b) reimburse Employee for any appropriate unreimbursed business expenses existing as of the Separation Date subject to and in accordance with Section 6 below and any applicable Company policies and practices. Employee’s rights (if any) under any applicable pension and welfare benefit plans of the Company or any of its affiliates based on her participation as an employee prior to the Separation Date (but expressly excluding any past, present or future incentive or severance plans, all of which Employee does not and shall not participate in) shall be determined in accordance with the terms and conditions of those plans, which plans, terms and conditions the Company (and, as applicable, its affiliates) may amend, modify, suspend or terminate at any time for any or no reason in its discretion; provided that nothing in this Agreement shall affect any of Employee’s rights under any 401(k) plan or other retirement plan or any equity plan of the Company or any of its affiliates in which Employee participates which rights do not, by the terms of any such plan, terminate upon termination of Employee’s employment with the Company.

4. Compliance with IRS Code Section 409A.
It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Employee to the payment of any interest or tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties. All references in this Agreement to Employee’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. Any reimbursement payable to Employee pursuant to this Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Employee within the time-period provided under such policy, but in no event later than the last calendar day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

5. Released Parties.

The term "Released Parties" (and, when used singularly, the term “Released Party”) as used in this Agreement includes: (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned), including without limitation the Company; and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

6. Comprehensive General Release and Waiver of Claims.

(a) Employee hereby waives, forever relinquishes and releases the Company and the other Released Parties from any and all claims, whether currently known or unknown, liquidated or unliquidated, contingent or otherwise, that Employee now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Employee signs this Agreement. Without limiting the foregoing, the claims waived, relinquished and released by Employee hereunder include, but are not limited to (collectively, "Claims"):

(i) all claims arising out of or related in any way to Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company or any of the other Released Parties, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit, and all claims arising under any actual or alleged employment agreement, whether written or oral, with any of the Released Parties;

(ii) all claims that were or could have been asserted by Employee or on her behalf: (A) in any federal, state, or local court, commission, or agency; (B) under any contract, agreement or covenant (express or implied); (C) under any tort theory; (D) under any other common law theory; or (E) under any federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

(iii) all claims that were or could have been asserted by Employee or on her behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, the New York Labor Law, the New York Civil Rights Law, the New York Executive Law, the New York State Human Rights Law, the New York City Human Rights Law, the New York City Administrative Code, the New York City Earned Sick Time Act, and the New York Constitution, including all amendments to any of the foregoing, and any other federal, state or local human rights, civil rights, wage and hour, pension or labor law, rule and/or regulation.

(b) Employee acknowledges and agrees that she is aware that she may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which she now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Employee's intention to fully, finally and forever release all such matters, and all actual and potential claims arising out of or relating thereto, which do now exist, may exist or heretofore have existed against the Released Parties or any of them at any time prior to or on the date on which Employee signs this Agreement.

(c) EMPLOYEE AGREES THAT HER WAIVER AND RELEASE OF RIGHTS UNDER THIS AGREEMENT IS KNOWING AND VOLUNTARY AND AGREES THAT SHE: (I) HAS BEEN GIVEN AT LEAST TWENTY ONE (21) CALENDAR DAYS IN WHICH TO CONSIDER, SIGN AND RETURN THIS AGREEMENT TO THE COMPANY; (II) HAS BEEN AND HEREBY IS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HER CHOOSING (AND AT HER COST) CONCERNING THIS AGREEMENT; AND (III) WILL HAVE SEVEN (7) CALENDAR DAYS AFTER THE DATE OF HER SIGNING TO REVOKE THIS AGREEMENT IF SHE SO DESIRES. ANY REVOCATION MUST BE IN WRITING, SIGNED BY HER AND MUST BE RECEIVED BY JULIE K. XANDERS, ESQ., OFFICE OF THE GENERAL COUNSEL, TRIBUNE PUBLISHING, 202 W. 1ST STREET, LOS ANGELES, CA 90012; Julie.xanders@tribpub.com, WITHIN THE REVOCATION PERIOD TO BE DEEMED EFFECTIVE. THIS AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EMPLOYEE TIMELY REVOKES IT, BUT IF SHE SIGNS AND DOES NOT REVOKE IT WITHIN THE FOREGOING REVOCATION PERIOD, THEN IT SHALL THEN BECOME EFFECTIVE AND ENFORCEABLE.

7. Exempted Claims.

Notwithstanding Sections 7 and 8 above, nothing in this Agreement shall waive or release: (a) any claim that cannot be waived or released by law; (b) any claim for any sums or benefits expressly to be paid, provided or reimbursed under this Agreement; (c) any claim for any vested, accrued benefits to which Employee is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the benefit plans in which she participated prior to the Separation Date (but not any incentive or severance plans); (d) any claim for workers’ compensation or unemployment insurance benefits; or (e) any claim, if any, to indemnification under applicable statutory or common law or any insurance, charter or by-laws of the Company or any of its affiliates, it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification.

8. Certain Representations and Warranties.
Employee represents and warrants that: (a) she has not filed or initiated any legal, equitable, administrative, or other proceeding(s) of any kind against any of the Released Parties; (b) no such proceeding(s) have been initiated against any of the Released Parties on her behalf; (c) she is the sole owner of the actual or alleged claims that are waived, relinquished and released in Sections 5 and 6 above; (d) no such claim has been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) she has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.
9. Ethical Standards.
Employee agrees that she has been given an adequate opportunity to advise Human Resources, management, and/or the Internal Audit Department, and has so advised such representative(s) in writing, of any facts that she is aware of that constitute or might constitute a violation of any ethical, financial, legal or contractual standards or obligations of the Company. Employee further agrees that she is not aware of any existing or threatened claims, demands, charges or lawsuits that she has not disclosed in writing to the Company.
10. Complete Settlement; No Further Payments or Recovery.

Employee acknowledges and agrees that this Agreement, including without limitation the payments and benefits provided hereunder, provide Employee with valuable consideration to which Employee would not otherwise be entitled if she did not sign this Agreement. The consideration herein is accepted by Employee as being in full accord, satisfaction, compromise and settlement of any and all claims and potential claims, and Employee expressly agrees that she is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties, except as and to the extent expressly provided in this Agreement or in a defined benefit plan, if applicable. Employee further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Employee, including without limitation any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Employee.
11. Confidential Information, Intellectual Property and Restrictive Covenants.

(a) During her employment with the Company, Employee was privy to the highest level of confidential and proprietary business information of the Company and its affiliated companies, not generally known by the public or within the industry and which thereby gives the Company and its affiliated companies a competitive advantage and which has been the subject of reasonable efforts by the Company and its affiliated companies to maintain such confidentiality. Except as required by law, Employee shall not, at any time, directly or indirectly, use, disclose, or take any action which may result in the use or disclosure of any “Confidential Information.” “Confidential Information” as used in this Agreement includes all confidential competitive, pricing, programming, marketing, proprietary and other information or materials relating or belonging to the Company or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Employee in the course of her employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries, developments and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Company employees, their responsibilities, competence and abilities, and compensation); trade secrets, know-how and other information concerning the Company’s proprietary systems, unique identifier codes, databases and database structures and technology; medical information about employees; information about the Company’s legal positions and opinions concerning the Company’s businesses, operations, competitors, third-party intellectual property risks, litigation and strategies; pricing and nonpublic financial information; current and prospective customer or advertiser lists and information on customers, advertisers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. “Confidential Information” does not include information that (i) lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through Employee’s breach of this Agreement or breach by any person of some other obligation, (ii) Employee learns from a third party who is not under an obligation of confidence to the Company, or (iii) is required to be disclosed pursuant to any applicable law or court order.
(b) Except as required by law or to enforce the obligations established by this Agreement, neither Employee nor any person acting by, through, or in concert with her, shall directly or indirectly, publish, disseminate, disclose, or cause or permit to be published, disseminated, or disclosed to any individual or entity, any information relating to the existence or content of this Agreement or the circumstances and discussions that led up to it, including, without limitation, the fact or amount of payments provided herein. This paragraph shall not be construed, however, to prevent Employee from disclosing information to any attorney, accountant or tax advisor with whom she may consult for the purpose of obtaining professional advice or services, or to any governmental taxing authority, or to her immediate family.

(c) Nothing herein prohibits Employee from disclosing Confidential Information or the terms of this Agreement as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction, provided that Employee shall first promptly notify the Company if she receives a subpoena, court order or other order requiring any such disclosure, to allow the Company, if it so desires, to seek protection therefrom in advance of any such legally compelled disclosure.
(d) Employee hereby reaffirms her obligation to abide by the restrictive agreements set forth in Section 7 of the Employment Agreement.
12. Non-Disparagement.

Employee shall refrain from all conduct, verbal or otherwise, that directly or indirectly denigrates, disparages, damages the reputation, goodwill, or standing or otherwise conveys or causes to be conveyed an unfavorable impression of the Company or any of the other Released Parties, provided that nothing herein shall prohibit Employee from giving good faith testimony, information, or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. The Company entity (limited to official Company statements or press releases and specifically excluding any statements made by individual employees) shall refrain from all conduct, verbal or otherwise, that directly or indirectly denigrates, disparages, damages the reputation, goodwill, or standing or otherwise conveys or causes to be conveyed an unfavorable impression of the Employee, provided that nothing herein shall prohibit the Company or such senior executive officer from giving good faith testimony, information, or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

13. Remedies.

The amount of actual or potential damages resulting from Employee’s breach of any of the provisions in Sections 11 or 12 of this Agreement will be inherently difficult to determine with precision and, further, any breach could not be reasonably or adequately compensated in money damages. Accordingly, any breach by Employee of any of the provisions in Sections 11 or 12 of this Agreement will result in immediate and irreparable injury and harm to the Company and its affiliates for which the Company and its affiliates will have no adequate remedy at law. The Company and its affiliates shall be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security or limiting other available damages or remedies. In the event of a breach of the terms of this Agreement by any party, the non-breaching party shall be entitled to all damages allowed under applicable law, including without limitation all attorneys' fees.

14. Cooperation.

Employee agrees to reasonably cooperate with the orderly transfer of her responsibilities as Employer may direct, including: (i) complying with any reasonable Employer request for information after the Separation Date; (ii) making herself reasonably available in connection with any and all claims, disputes, negotiations, investigations, and lawsuits or administrative proceedings involving Employer; and (iii) providing reasonably thorough and accurate information or documents, providing truthful declarations or statements to Employer, meeting with attorneys or other representatives of Employer, preparing for and giving thorough and truthful testimony, and/or otherwise cooperating in the investigation, defense or prosecution of proceedings involving Employer. [ Employee further agrees, in exchange for the consideration contained in this Agreement, that she will provide transition services (the “Transition Services”) to Employer for twelve (12) months following the Separation Date, as needed, or upon Employer’s request. Such post-employment Transition Services shall be considered consulting services, and shall in no way constitute employment with Employer. Employee understands and agrees that the consideration provided for in this Agreement is, in part, in exchange for her provision of such Transition Services, and that she is not entitled to further payment for such services.] However, Company shall reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in connection with her cooperation hereunder and with the Company’s business expense reimbursement policies, as in effect or amended from time to time.

15. Company Property.

Employee will not remove from the Company’s premises, or alter, delete or destroy, any property of the Company or the other Released Parties, including without limitation any documents or things containing any Confidential Information, computer programs and electronic or hardcopy diskettes, files, data, forms, notes, records, charts, or any copies thereof (collectively, "Property"). Also, Employee shall return to the Company all Property, including without limitation any and all Company computer equipment, blackberries and similar devices, credit cards, keys and other access cards, and electronic and hardcopy files.

16. Non-Admissions.

Nothing in this Agreement is intended to be or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise. The Company and each of the other Released Parties expressly deny any illegal or wrongful conduct.

17. Complete Agreement.

This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said parties regarding such matters, including without limitation concerning Employee’s compensation arrangements or other terms and conditions of employment (if any), and any actual or alleged prior employment agreement with or involving the Company or any of its affiliates. This Agreement cannot be amended, modified, supplemented or altered except by written amendment signed by Employee and an authorized representative of the Company.

18. Assignment; Beneficiaries.

This Agreement may be assigned or transferred to, and shall inure to the benefit of: (a) the Company, (b) any of the other Released Parties, and (c) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets or ownership interests of the Company or any of the other Released Parties, and all payment (as applicable) and other obligations hereunder shall upon such assignment or transfer be binding upon such person or entity to which this Agreement is so assigned or transferred. Employee may not assign any of her rights or obligations under this Agreement. If Employee dies prior to payment of all severance payments as provided for in Section 2(a), remaining severance payments will be made as otherwise provided in this Agreement to the beneficiary designated in writing by the Employee, or if none is so designated, to Employee’s estate.

19. Governing Law; Interpretation of the Agreement.

This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Employee and the Company acknowledge that each party had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement's provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against either party. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided in boldface are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement.

20. Severability/Reformation.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such provision be deemed modified or limited so that, as modified or limited, such provision may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (notwithstanding any attempted modification or limitation pursuant to the preceding sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
21. Notices.

Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to Julie K. Xanders, Esq., Office of the General Counsel, Tribune Publishing Company, 202 W. 1st Street, Los Angeles, CA 90012; Julie.xanders@tribpub.com; and (b) if to Employee, to her last known home address on the Company’s records or to such other address as Employee may direct in writing. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service with proof of delivery, and, except as otherwise provided in Section 5 above for revocation notices, shall be effective upon personal delivery, upon the fourth (4th) calendar day after mailing by certified mail, or upon the second (2nd) calendar day after sending by express courier service.
22. Knowing and Voluntary Execution.

Employee covenants that she is legally and mentally competent to enter into this Agreement, and acknowledges that she is entering into this Agreement knowingly, voluntarily and with full knowledge of its significance and the rights she is waiving, that no other promises or representations whatsoever have been made to induce her to sign this Agreement and that she has not been coerced, threatened, or intimidated into signing this Agreement.

23. Counterparts.

This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

_____________________________ DENISE WARREN _______________, 201_	TRIBUNE PUBLISHING COMPANY, LLC By__________________________ _______________, 201_